UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

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EverBank Financial Corp

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©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

Your Toolkit

IMPORTANT SEC RESTRICTIONS

This document may not be shared, forwarded or transcribed in any form, and should be used as your sole point of reference when responding verbally to specific questions or inquiries regarding the EverBank-TIAA transaction. It’s essential that we each abide by these important rules during this period of transition.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

INTRODUCTION

By now you’ve heard the exciting news that EverBank and TIAA are joining forces. We recognize that while we see this transaction as marking the start of a very promising new chapter, we also realize that our clients and our associates will likely have many questions. This toolkit has been developed to assist all of you in not only delivering communications to your departments and teams, but to ensure those messages are consistent and accurate with what we know today.

ABOUT THE TRANSACTION

We believe this transaction marks the start of a very promising new chapter in EverBank’s history and will enable us to grow, with different ownership but with the same commitment to employees, customers and communities, and continue the journey we began more than two decades ago. TIAA intends to make EverBank an integral part of its Retail Financial Services business and envisions offering banking and lending core services to its over 5 million members and 16,000 institutional clients. TIAA believes EverBank will significantly enhance the company’s ability to fully serve its clients by providing high-value, straightforward lending, savings and cash management solutions throughout the client’s financial life cycle. TIAA has described this transaction as allowing the company to accelerate its plans in banking, calling EverBank a perfect complement to enhance and expand the existing TIAA portfolio.

TIAA FACTS AND FIGURES

•	Fortune 100 firm, founded in 1918.

•	Award-winning global asset manager with $889 billion in assets under management, serving 5 million people and 16,000 institutions.

•	Ranked #1 serving the retirement markets for higher-education and not-for-profit institutions, and #1 among all financial firms serving the not-for-profit and K-12 education retirement markets.

•	Headquartered in New York with 157 offices nationwide and almost 13,000 employees.

•	Paid $4.8 billion to retired clients in 2015, including 30,000 annuitants over the age of 90.

•	Largest agricultural investor in the world. Third largest commercial real estate manager.

•	One of Diversity Inc.’s Top 50 diversity companies 4 years in a row.

•	A top 100 company for working mothers, by Working Mother magazine.

•	Among the 2016 World’s Most Ethical Companies.

•	100% rating on the Human Rights Campaign Corporate Equity Index.

•	69% of TIAA-CREF mutual funds and CREF variable annuities received an overall Morningstar rating of 4 or 5 stars across all asset classes.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

HIGH LEVEL MESSAGES AND TALKING POINTS

There are a few key messaging themes about this transaction that you, a senior leader at EverBank, should be aware of. Below is a simple message map that outlines the key messages and talking points that we will be communicating to each of our stakeholders (our associates, our clients, our shareholders and our community partners) tomorrow morning.

	Key Message	Talking Points
EverBank and TIAA	Together, we are stronger and better positioned for growth and longevity.

•    TIAA is a Fortune 100 company with exceptional leadership and an impressive long-term track record of strength and stability.

•    EverBank brings deep expertise (and performance track record) in the banking, lending and servicing areas to complement TIAA’s retail product offerings.

•    TIAA is a dominant leader in retirement and investment management businesses with plans to grow/enhance banking.

•    TIAA is a private company with long-term planning horizons and an ability to reinvest in the combined company.

EverBank Clients	Together, we can provide opportunities to put our clients even more in control of their money.

•    Clients will now have access to world-class retirement and investment management products & services.

•    Joining a “mission based” company that is deeply committed to delivering exceptional client service and a long-standing reputation of being client focused and trustworthy.

•    Continued commitment to invest in client offline, digital and mobile experiences that will help simplify your life and put you more in control of your money.

•    Track record of delivering exceptional portfolio management results for clients (numerous awards).

EverBank Associates	Together, we can make EverBank an even better place to work.

•    Associates will now have access to a larger organization with expanded opportunities for growth and career development.

•    Joining a private company with a long-term planning horizon and significant resources to reinvest in the company.

•    Culture steeped in strong core values and strong reputation for trustworthiness.

•    Deep commitment to diversity and inclusion, having been recognized as one of the “Top Companies for Diversity”.

•    Joining a “mission based” company that is recognized as “One of the World’s Most Ethical Companies`.

•    Highly competitive health, wellness and work life benefits.

EverBank Communities	Together, we can have even more impact on our communities and the people who live there.

•    Now part of a larger organization that has served charities and non-profits for almost 100 years.

•    All 2016 EverBank charitable contribution commitments will be honored; long term commitment to have a presence in the Jacksonville community.

•    Alignment and joint commitment to Financial Literacy and Youth Development/Empowerment causes.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

IMPORTANT REMINDERS

Managing through change is vital, and as leaders, you play a critical role in facilitating a smooth reaction to the announcement about this transaction. There are a few items you should keep in mind today and in the coming weeks:

•	Reinforce the fact that every associate of our company has played an important role making EverBank what it is today, and each of you should take great pride in the remarkable company you’ve helped build.

•	Support our associates and help them maintain focus on the day-to-day business.

•	Continue to serve our clients, meet performance expectations, and comply with all policies, procedures, laws and regulations.

•	Refer associates to the Intranet for the most accurate and relevant information regarding this transaction to avoid rumor and speculation.

•	We will keep this site updated as we can share more details about the transition and what it means for EverBank, our associates, our clients, and other stakeholders.

•	In the coming days, we will launch a mailbox where you can direct specific questions to Human Resources. If our answers are relevant to many of you, we will address your questions in regularly updated FAQs that may be developed jointly with TIAA.

ONLINE TRANSACTION INFORMATION ROOM

Please also keep in mind that we have created a public-facing website regarding the transaction that includes various FAQs, as well as the press release from TIAA. We intend to provide periodic news updates on this site as warranted. Rather than engaging in online or offline discussions with clients, which could potentially compromise various SEC rules and regulations during this transition period, please instead direct clients to about.everbank/TIAA for additional details and information.

For your convenience, we’ve included the Master FAQ, associate communication, and external communications in this document. Some of these will also be posted on our Intranet. Please review them at your earliest convenience. And, thank you for all you do for EverBank each and every day. We look forward to this exciting and bold new chapter in our story.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

TIAA ACQUISITION

Master FAQ Library

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

This document is intended to answer questions you may have regarding the announced transaction between EverBank and TIAA, and may be subject to change. We are committed to keeping associates as informed as possible, while remaining in compliance with regulations and polices governing this transaction. Please refer to official company announcements and public filings for the most relevant and accurate information at any time.

ABOUT TIAA AND THE TRANSACTION

ABOUT TIAA

Who is TIAA?

TIAA truly is a well-respected organization with a unique mission. As a private organization, TIAA is the leading retirement provider for people who work in the academic, research, medical and cultural fields. TIAA is a Fortune 100 firm and serves more than 16,000 non-profit organizations and more than 5 million individual member clients. As of June 30, 2016, TIAA had $889 billion in assets under management and nearly 13,000 employees. Based in New York City, TIAA also has significant operations in Charlotte, Dallas and Denver.

As the largest provider of 403(b) retirement plans for the non-profit community, TIAA is ranked number one in assets among all financial firms serving the not-for-profit and K-12 retirement markets. TIAA is a leader in terms of serving the public sector, higher education, cultural and arts organizations and hospitals and healthcare institutions. TIAA has also been consistently recognized as a community leader, one of the “Top 50 Companies for Diversity”, and “One of the World’s Most Ethical Companies”. TIAA has a world-class management team, led by its CEO, Roger Ferguson, who previously served as Vice Chairman of the Federal Reserve. Kathie Andrade, the CEO of TIAA’s Retail Financial Services business and Chair of the Board for TIAA Direct, was named one of the “25 Most Powerful Women in Finance” in 2015 by American Banker.

TIAA’s website provides a thorough overview of the company, its long history and mission and its lines of business: https://www.tiaa.org/public/why-tiaa/who-we-are.

What are TIAA’s culture and values like?

TIAA is a mission-driven organization with a strong corporate culture. It is a private organization, whose mission since 1918 has been to serve those who serve others. For nearly a century TIAA has helped millions of employees at academic, medical, research and cultural organizations retire with financial security. Today, it is a global asset manager with $889 billion in assets under management and an investment model and long-term approach aimed to benefit the 5 million people and more than 16,000 institutions it serves. There are significant similarities in TIAA’s and EverBank’s core values and a strong cultural match between these organizations.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

ABOUT THE TRANSACTION

Why are EverBank and TIAA undertaking this transaction?

We believe this transaction marks the start of a very promising new chapter in EverBank’s history and will enable us to grow, with different ownership but with the same commitment to employees, customers and communities, and continue the journey we began more than two decades ago. TIAA intends to make EverBank an integral part of its Retail Financial Services business and envisions offering banking and lending core services to its over 5 million members and 16,000 institutional clients. TIAA believes EverBank will significantly enhance the company’s ability to fully serve its clients by providing high-value, straightforward lending, savings and cash management solutions throughout the financial life cycle. TIAA has described this transaction as allowing the company to accelerate its plans in banking, calling EverBank a perfect complement to enhance and expand the existing TIAA portfolio.

How is EverBank being merged into TIAA?

Following the close, TIAA’s bank and EverBank’s operations will be combined to form a full-service banking company. The combined team will become part of TIAA’s Retail Financial Services business. TIAA intends to maintain the central presence and level of commitment to the Jacksonville market, with the city serving as the combined bank’s headquarters.

What happens to our EverBank stock ticker?

When the transaction closes, EverBank will no longer be a publicly traded company, so the stock ticker will be delisted from the NYSE.

When will the acquisition take place?

We believe it will take several quarters to close the transaction as we pursue required approvals from our stockholders and regulators.

When will we meet TIAA management?

TIAA leadership will be onsite in Jacksonville on August 18 to hold Town Hall meetings with associates to better introduce you to the TIAA family of companies and help answer questions about the transaction. Associates in other locations will also have an opportunity to participate virtually. Further details will be provided.

Will there be any changes to EverBank’s business between now and closing?

Between now and the closing date of the transaction, very little should change in how EverBank runs its business. We should continue to serve our clients, meet performance expectations, and comply with all policies, procedures, laws and regulations. We do not anticipate changes to EverBank’s executive team or Board of Directors prior to closing. Also, we do not anticipate any reductions in force or layoffs prior to closing as a direct result of this transaction, unless supported by other business reasons.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

As part of our agreement with TIAA, we have agreed to a few standard conditions to better prepare for the integration of our company with TIAA. However, we believe these conditions will not impact our ability to run the business or meet customer needs.

Will there be any changes to our leadership team following the closing?

A key component of TIAA’s evaluation of EverBank was the talent that exists in our organization, and we will be working together to determine a leadership model that continues to benefit our customers.

What will the company’s name be going forward?

Over the next several months leading up to the closing we’ll be working to determine specific details regarding branding and will share information as it becomes available.

What was the price of transaction? How was the price determined?

TIAA will pay a cash purchase price equal to $19.50 per share. The price was negotiated between EverBank and TIAA.

Why did we decide a transaction with TIAA made the most sense?

As part of an ongoing review of its strategic alternatives, EverBank worked with an investment bank that helped identify various opportunities for our company. Ultimately, our management team and the board of directors felt this transaction with TIAA would be in the best interests of the company and its stockholders, as well as employees, customers, and communities.

What is required for the sale to close?

The transaction will be subject to the prior approval of the Federal Reserve, the OCC, other regulators, and our stockholders. Until the transaction closes, TIAA and EverBank will continue to operate as separate legal entities.

Why was this news in the media before we were told?

Media often speculate about companies’ involvement in rumored business activities. As a matter of policy, neither EverBank nor TIAA comments on rumors or speculation. For legal and compliance purposes, we were not able to share the news prior to the official announcement.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

ASSOCIATE FREQUENTLY ASKED QUESTIONS

OFFICE LOCATIONS

What will happen to our offices?

TIAA intends to maintain the central presence and level of commitment to the Jacksonville market, with the city serving as the combined bank’s headquarters. Prior to closing, we don’t anticipate changes to our offices as a direct result of this transaction, unless supported by other business reasons.

The transaction won’t close for several months. During that time, we’ll be working to determine how we’ll structure the combined real estate plan to most effectively meet business needs, and will keep you informed as plans develop.

MY JOB/ROLE

Will all EverBank associates be offered jobs at TIAA?

Following the close, TIAA’s bank and EverBank’s operations will be combined to form a full-service banking company. The combined team will become part of TIAA’s Retail Financial Services business, and no separate application or background check process will be required for associates employed by EverBank as of the closing date.

Will my job change as a result of this transaction?

For now until closing, your job remains the same. Following the closing, EverBank and TIAA’s integration teams will be reviewing roles and responsibilities to ensure the most effective organization design to meet combined business needs.

Why should I stay at EverBank if we are being acquired by TIAA?

As previously mentioned, TIAA’s rationale for acquiring EverBank is to expand our business to support its client base of more than 5 million individuals and more than 16,000 institutions. This is an exciting opportunity to grow the business we’ve all built together into something much larger and impactful. TIAA has a long, successful history in providing retirement solutions to those working in the academic, research, medical and cultural fields and we believe we can become the holistic banking solution for these individuals and the institutions that employ them.

I have openings on my team. Will this acquisition change our hiring plans?

There are no material changes to our current hiring plans; however, as part of the acquisition EverBank has agreed to coordinate with TIAA when filling certain positions. Your HR Business Partner will be able to provide information on hiring and recruiting procedures for your open positions.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

Will I be asked to relocate to preserve my job?

TIAA intends to maintain the central presence and level of commitment to the Jacksonville market, with the city serving as the combined bank’s headquarters. Prior to closing, we don’t anticipate relocations as a direct result of this transaction, unless supported by other business reasons.

The transaction won’t close for several months. During that time, we’ll be working to determine how we’ll structure the combined real estate plan to most effectively meet business needs, and will keep you informed as plans develop.

What happens if after the transaction closes, I am laid off from TIAA?

EverBank and TIAA intend to engage in a very careful and thoughtful evaluation of organization design to meet combined business needs and TIAA’s vision to grow and fully serve its 5 million members and 16,000 institutional clients. We remain committed to making this transition as smooth as possible for our associates and will inform you of any potential impact as plans develop. Further information regarding severance or related benefits will also be provided.

What happens to our contractors / temporary workers?

Until closing, there should be no impact on contractors or temporary workers as a direct result of this transaction, unless supported by other business needs.

What if I do not want to work for TIAA?

If you choose to resign from EverBank prior to the transaction closing, you should follow EverBank’s notice policy. If you choose to resign from TIAA following the transaction closing date, you should follow TIAA’s notice policy.

I am currently on a working visa. Will my work authorization be affected by this deal?

We will continue to work with you on all of your immigration needs throughout the acquisition and will complete any necessary immigration paperwork.

COMPENSATION QUESTIONS

Will there be any changes to my compensation?

Between now and the closing of the transaction, there are no plans to make any changes to compensation levels other than changes as a normal course of business, subject to some limited changes to EverBank’s equity program for any grants made between now and the closing date. Following the closing date, your base wages/salary and cash incentive opportunities will remain unaffected, other than changes as a normal course of business, for potentially as long as one year. A more comprehensive overview of TIAA’s pay and benefits will be provided prior to the closing date.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

Will the acquisition closing date impact my ability to receive my 2016 annual incentive?

The 2016 annual incentive plan will remain in place this year and be paid no later than the regular incentive payment date.

As always, incentive plans linked to individual performance and/or business unit performance will be paid out based on actual performance. However, performance metrics tied to EverBank return on equity will be paid at the greater of target or actual performance levels for specified plans.

I am a commissioned employee - will I stay on the same commission plan?

Yes- between now and the closing date, there will be no changes to your sales compensation plan as a direct result of this transaction, unless supported by other business reasons. Following the closing date and as integration plans are completed, there may be changes as necessary to meet business needs.

BENEFITS

What happens to my existing benefits?

Your existing benefits (specifically, health & welfare, time off, tuition reimbursement, and severance plan benefits) will remain in effect until December 31, 2017, subject to any changes otherwise made by EverBank as part of the regular renewal process. Future communications will address timelines of any changes, actions associates need to take, and other benefit questions. No actions are necessary at this time.

If I become a TIAA employee as part of the acquisition, will my EverBank length of service be bridged?

Yes, TIAA has agreed to bridge service, which means your years of service (or currently bridged service date) with EverBank will be recognized under TIAA’s benefit plans and programs, except for the employer subsidy of the TIAA retiree medical plan, frozen TIAA benefit plans or TIAA plans that provide benefit to a grandfathered employee population. Your most recent date of hire will be immediately bridged.

Will I be eligible for TIAA’s benefits at closing or after the integration is complete? What are those benefits like?

TIAA is committed to the well-being of its employees and offers a comprehensive Total Rewards package that includes a superior retirement program and highly competitive health, wellness and work life benefits. As the closing date approaches, more detailed information regarding TIAA’s benefits, and when these will be offered to EverBank associates, will be provided.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

What happens to my time off?

There will be no change to our time off policies until closing and for up to one year following the closing date. More information regarding any changes will be provided as the closing date approaches.

When and how will I be paid by TIAA following the closing date?

We do not anticipate any change to our payroll cycles as a result of this transaction.

STOCKS AND EQUITY AWARDS

What happens to any stock-based compensation I have received or stock I purchased in the IPO stock purchase program?

All stock, stock options, restricted stock units and performance-based restricted stock units will vest and be paid in cash at closing at the price of $19.50 per share (subject to applicable tax withholding). We’ll provide more information on this in the next few weeks.

If I am an employee can I purchase or sell stock in the company or exercise options before the closing of the transaction?

Yes, but please note that all associates are still subject to EverBank’s Insider Trading Policy until the transaction closes, meaning that as always, you cannot buy or trade the stock if you are privy to insider information that could impact the share price. If you should have any questions about whether or not you fall into this category, please discuss with your manager or call Marc Corredor at Ext. 8211.

In addition, if you are an associate who is currently subject to trading window restrictions, you will continue to be subject to such restrictions and must seek pre-clearance of any trades.

Will we still report on our quarterly earnings?

EverBank will continue to file quarterly earnings and maintain other reporting requirements as a public company until the closing of the transaction.

SOCIAL MEDIA AND MEDIA INQUIRIES

What should I do if I’m contacted by the media?

If you receive a call or email from the media, please refer the inquiry to EverBank Corporate Communications:

Michael Cosgrove, Corporate Communications

(904) 623-2029

michael.cosgrove@everbank.com

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

Can I share information about this announcement via social media?

Given strict SEC filing restrictions, social media posts regarding today’s announcement will be tightly controlled. As a result, Corporate Communications will issue the only social media post about this transaction. Employees should not “like” or “share” the Corporate Communications posting and are prohibited from creating their own posting or engaging in dialogue regarding this transaction. This rule applies to those who are an Approved Social Media Spokesperson as well as those who are not.

COMMUNICATING WITH CLIENTS, VENDORS, AND PARTNERS

The transaction and communications concerning the transaction are subject to SEC rules and regulations, which restrict how we can discuss the transaction. As such, all written communication to vendors and contractual partners will be coordinated through EverBank’s Marketing & Communication and Enterprise Vendor Management Office (EVMO) teams.

How should I discuss this news with EverBank clients?

EverBank clients will receive emails notifying them of the transaction and directing them to the TIAA-EverBank Acquisition Site for additional information. Sales and service personnel will also receive copies of approved talking points to assist in responding to client questions.

A key message in these client talking points notes that this is a highly strategic and beneficial deal for both organizations, enabling TIAA to advance its banking strategy and extend EverBank’s proven banking and lending products and services to TIAA’s 5 million member clients and 16,000 affiliated institutions. Over time, we expect to introduce more robust offerings to our clients that could include wealth management/asset management.

Because this transaction is pending and subject to stringent SEC guidelines and approval by our stockholders and several federal regulators, it is critical that any communications with clients about the transaction be restricted to the approved talking points. As we move through the approval process, we may be in a position to provide updated talking points that can be shared with clients.

What can I share with my vendors or key partners?

EverBank vendors and contractual partners will receive an email notification this morning, notifying them of the transaction and letting them know it is “business as usual” and that there are no impacts to existing contracts. In addition, EVPs will be reaching out to select critical vendors this morning notifying them of the announcement.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

Please direct any of your vendors’ specific questions about their contracts to Michael Webb (x2776) in the EVMO.

What can I share with my charitable partners?

EverBank charities will receive an email notification notifying them of the transaction and letting them know it is “business as usual” and all 2016 EverBank charitable contribution commitments will be honored.

What do I say if I’m asked about this news by other third parties?

Feel free to acknowledge the event and limit your comment by using the following: “The transaction was jointly announced on August 8 by TIAA and EverBank. I don’t have any details beyond what was announced.” If you are asked for further information, you can mention that you are not the right person to address questions to and direct the person to submit any questions to:

Michael Cosgrove, Corporate Communications

(904) 623-2029

michael.cosgrove@everbank.com

CUSTOMER QUESTIONS

How will customers be impacted?

It will be business as usual for our lending clients and we expect no near term impact to our deposit clients. Over time, account numbers could change based on system conversion decisions we will need to make but all clients will be notified well ahead of time of any such changes. We are also excited about the opportunities TIAA’s robust investment management capabilities will provide to our existing clients.

COMMERCIAL/B-TO-B CLIENT QUESTIONS

What can existing EverBank business/commercial clients expect as a result of this announcement?

Prior to the close of the transaction, it will be business as usual for all EverBank clients. TIAA has more than 16,000 institutional clients and is the 3rd largest commercial real estate manager in the world. We will work collaboratively with TIAA to determine exciting ways our nationwide commercial asset origination capabilities can combine with TIAA’s established institutional client base and expertise in commercial real estate.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

OTHER QUESTIONS

Whom can I contact at Human Resources with further questions about this transaction and how it impacts me?

In the coming days, we will be creating a mailbox where you can direct specific questions to Human Resources. If our answers are relevant to many of you, we will address your questions in regularly updated FAQ’s that may be developed jointly with TIAA. We ask for your patience as we try to respond as promptly, accurately and consistently as possible. We will post this FAQ on the Company Intranet and will provide regular updates, as they are available.

What can I do to prepare for these changes?

EverBank will be working closely with TIAA on integration and transition planning prior to and after closing. We want to help you manage through these exciting changes and have the following suggestions:

•	Attend any town hall meetings and review the communications that are sent to you so you stay focused on facts and not rumors or speculation.

•	A dedicated mailbox will be set up in the coming days for questions. If you have questions not answered in a current FAQ, please send your questions to the mailbox.

What should I do differently between now and the transaction close date?

Associates must continue to abide by our policies and procedures, including the Code of Conduct and Insider Trading Policy (i.e., associates must continue to conduct business in the ordinary course).

It is also critical that we maintain the outstanding quality and service levels that have been our standard. Retaining our talent through this transition will be important to ensure our success. EverBank’s leadership team will be focused on retention and ensuring continuity of service levels during this transition and as we move forward with integration plans with TIAA.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

EXTERNAL FREQUENTLY ASKED QUESTIONS

INVESTOR QUESTIONS

I’m a EverBank stockholder. What happens to my stock as a result of the announcement?

There are no structural changes to EverBank stock as a result of the announcement. The stock is still publicly traded and will continue to trade on the NYSE until the transaction closes.

At the close of the transaction, all EverBank stock will be cancelled and stockholders will receive $19.50 per share in cash, without interest. More details will be provided via a proxy mailing that will be mailed to stockholders shortly.

When should I expect to receive my proxy mailing?

We expect to mail the proxy after it is filed with and cleared by the SEC, which could take between 50 and 90 days.

When will the stockholder meeting take place?

We expect the Special Stockholder Meeting to take place within 45 days after the proxies are mailed.

How will the process of obtaining cash for my shares work? Do I need to do anything?

You will receive additional investor communication materials closer to closing that will explain the steps that will lead up to obtaining cash for your shares.

Are there any restrictions on my selling stock before the transaction closes?

No, you are free to buy or sell shares of stock until the transaction closes, unless you are an associate of EverBank or otherwise are privy to inside information, in which case certain Insider Trading Policy restrictions may apply.

STADIUM AND COMMUNITY PARTNERS

What will happen to the naming rights/sponsorship of EverBank Field in Jacksonville?

The agreement we have with the Jaguars, like many of our agreements, has provisions that will allow the combined company to continue the relationship. At this early stage, no decisions have been made on this contract or others.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

My nonprofit organization received a commitment letter from EverBank earlier this year. Is that commitment now at risk? What changes should we expect regarding future potential EverBank charitable contributions?

All 2016 EverBank charitable contribution commitments will be honored. At this early stage, no decisions have been made on specific refinements to EverBank’s charitable contribution policy or its charitable request and award processes.

EverBank received tax incentives from the State of Florida and the City of Jacksonville to relocate and create jobs in downtown Jacksonville. How does this announcement impact those tax incentives?

EverBank has been a strong advocate for downtown economic development for many years, and we remain committed to strengthening the core of our headquarters city. Following the transaction, TIAA intends to maintain EverBank’s headquarters and operations in Jacksonville. The transaction does not impact the current tax incentives EverBank receives.  The number of EverBank employees working in downtown offices exceeds minimum levels to receive the tax incentives.

CONSUMER BANKING, LENDING, AND SERVICING QUESTIONS

What changes, if any, should I expect to my account?

In the immediate term, there will be no impact to your existing EverBank accounts. You can continue to use your existing Financial Centers or Home Lending offices and all of your online and mobile account features, e.g., bill pay, mobile deposits, debit cards, ATMs, until TIAA and EverBank client records can be integrated.

Does TIAA offer the same products? What are the differences?

TIAA and EverBank both offer a variety of personal and business banking and lending solutions. They currently do not offer currency CDs or equipment leasing products and are excited about the future possibilities to enhance their existing portfolio. TIAA has an extensive array of retirement, insurance, brokerage and investment management offerings. To learn more about TIAA’s full range of products, go to:

https://www.tiaa.org/public/offer/products

https://www.tiaa.org/public/offer/services

Are there any changes to my rates or fees as a result of the announcement?

No, there have been no changes to rates or fees as a result of the announcement.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

Will my EverBank account or loan number stay the same?

Yes, your account or loan number will stay the same in the immediate term. There may be changes to your account or loan number down the road if TIAA chooses to migrate EverBank accounts over to TIAA’s banking or servicing platforms, but you will be notified well in advance of any changes to your account or loan before they are made.

Can I still use my EverBank checks?

You will be able to continue using your personal checks at this time, and your ATM/Debit card will continue to work.

Will my ATM coverage change?

Your ATM coverage will not change during the interim period prior to conversion.

My EverBank CD is maturing in a few days/weeks. How will the announcement impact my options?

The announcement will have no impact on your CD maturity options. You should continue to follow the instructions provided in your CD maturity letter to renew, change or withdraw your CD funds.

Will my direct deposit, automated payments and transfers remain the same?

Direct deposits, automated payments and transfers will continue as you have scheduled. If you need to change anything in the future, please contact the same Financial Center or service representatives you did before.

Will my Financial Center or Home Lending branch remain open?

Financial Centers and Home Lending offices will remain open during regular business hours.

Will I still be able to use EverBank’s online banking service?

Yes, online banking services will continue to be available by logging on to https://www.everbank.com/.

I’m a banking client. What client service number should I use?

We are committed to continuing to provide great client service, as always. Our client solutions teams are available for personal banking questions at 1.888.882.3837. For business banking, call 1.866.371.3831, option 5 (8:00am – 5:00pm ET, Mon - Fri) to speak with a business solutions specialist.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

I’m a mortgage client. What client service number should I use?

For existing loans, call 1.800.669.9721 (8:00am – 9:00pm ET, Mon - Fri) to speak with a mortgage expert.

To inquire about a new loan, you may:

1) Call 1.877.436.4381 to speak with a mortgage expert during the following hours: 8:30am – 8:00pm ET, Mon - Thur; 8:30am – 7:00pm ET, Fri; 9:00am – 5:00pm ET, Sat

2) Or contact a local mortgage expert near you. To search for the professionals in your area, use our online locator tool at https://www.everbank.com/locations.

What website should I log into?

For online banking or loan servicing purposes, the log-in or sign-on process remains the same.

Where can I send my credit card payments?

Please follow the instructions provided on your credit card statement.

Where do I send my mortgage/loan payments?

Please follow the instructions provided on your mortgage/ loan statement.

Will I still be able to pay my mortgage online?

Yes, you should continue to pay your mortgage online as you do now.

Can I still make my mortgage payment at my EverBank branch?

Yes, you can continue to make mortgage payments at your nearest EverBank branch.

My EverBank loan is scheduled to close within the next few weeks. Do you anticipate any delays in my closing as a result of the announcement?

No, your loan closing date will not be impacted by the announcement.

I’m in the middle of a loan modification with EverBank. Will anything change as a result of the announcement?

No, your loan modification will not be impacted by the announcement. You should continue to follow the instructions outlined in your loan modification package.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

I’m a EverBank Wealth Management/Brokerage client and noticed that TIAA has significant asset management, brokerage and advisory capabilities. Does TIAA plan to keep EverBank’s Wealth Management/Brokerage groups?

The combination of TIAA and EVERBANK provides many exciting possibilities, with complimentary portfolios. Expect additional information to be provided outlining the specific plans for these offerings within the coming weeks.

I am a customer of EverBank and TIAA. How does this announcement impact those relationships?

In the immediate term, there will be no impact to your relationship with either organization. EverBank and TIAA will both operate independently until a later defined conversion date.

Can I purchase EverBank and TIAA products through one sales or service representative?

Not at this time. EverBank’s branches, products and rates will operate independently until a later defined conversion date.

If I’m a TIAA customer, can I use a EverBank branch?

EverBank branches will operate independently until a later defined date. If you wish to transact with an EverBank branch, you will need to open a new account by applying online at https://www.everbank.com/ or inquiring at your nearest EverBank branch location.

If I’m a TIAA customer, do I qualify for EverBank’s Direct rates?

EverBank’s branches, products and rates will operate independently until a later defined conversion date. If you wish to benefit from EverBank’s Direct rates immediately, simply visit https://www.everbank.com/ and select Open Now to get started or see a Financial Center representative at your nearest EverBank branch location.

VENDORS AND CONTRACTUAL PARTNERS

Is my contract/Advertising Services Agreement with EverBank still valid?

For now, we will continue to operate on a business as usual basis and there are no changes in your relationship with EverBank.

Do you anticipate any disruption to my billing cycle as a result of the announcement?

No, for now, we will continue to operate on a business as usual basis and there are no changes to your billing.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

My company is in the middle of responding to a EverBank Request for Pricing (RFP) proposal. Do you anticipate any changes to scope or timing as a result of the announcement?

You should continue to move forward with submitting your response according to the specs currently defined unless told otherwise by your EverBank Vendor Manager or Procurement Officer. For questions about the status of a specific RFP, please contact Michael Webb in EverBank’s Enterprise Vendor Management Office (EVMO) at 1.904.623.2776.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

TIAA ACQUISITION

EverBank Associate Communication

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

AN IMPORTANT MESSAGE FROM OUR CEO AND PRESIDENT

TIAA TO ACQUIRE EVERBANK: AGREEMENT LAUNCHES NEW CHAPTER FOR OUR COMPANY

Dear Colleagues:

Earlier today, EverBank and TIAA, one of the country’s largest and most-respected financial services firms, announced an agreement for TIAA to acquire our company. We believe this acquisition marks the start of a very promising new chapter in EverBank’s history and will enable us to grow and continue the journey we began together more than two decades ago.

We’re extremely excited about the many new possibilities the joining of our two companies will bring. We’d like to tell you more about the transaction, the important decisions behind it and the coming steps in this process.

Under the terms of the agreement announced today, TIAA will acquire EverBank and its subsidiaries. For more details on the transaction, we encourage you visit our corporate intranet transaction page, which features TIAA’s press release, an FAQ document and other important information.

Our two companies are a great fit for many reasons.

EverBank brings to TIAA robust, nationwide consumer and commercial banking and lending platforms, along with decades of deep experience in these businesses. TIAA offers EverBank substantial scale, enormous financial and other resources, and nearly 100 years of experience providing investing, banking, advice and guidance and retirement services to its customers.

TIAA truly is a special organization with a unique mission. A private company with a non-profit heritage, TIAA helps millions at academic, medical, research and cultural organizations – the people whose work makes the world a better place – retire with financial security.

TIAA is a Fortune 100 firm and serves more than 16,000 institutions and more than 5 million individuals. At June 30, 2016, TIAA had $889 billion in assets under management and nearly 13,000 employees. Headquartered in New York City, TIAA also has significant operations in Charlotte, Dallas and Denver. Following the transaction, TIAA intends to combine their bank and EverBank’s operations to form a full-service banking company headquartered in Jacksonville.

As the largest provider of 403(b) pension plans for the non-profit community, TIAA is ranked number-one serving the retirement markets for higher-education and not-for-profit institutions, and number-one among all financial firms serving the not-for-profit and K-12 education retirement markets.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

TIAA is renowned in our industry for making insightful, very long-term strategic investments to sustain its growth and client needs for decades to come. For example, in 2014 TIAA acquired the venerable asset-management firm Nuveen Investments, substantially broadening the array of investment products and services TIAA offers and expanding their customer base.

Looking to the future, TIAA sees EverBank’s banking and lending platforms as catalysts for its growth. Today, TIAA has a direct bank, and it envisions a more robust bank in the future. Our home lending platforms provide new products and services for TIAA customers. And our commercial businesses bring new expertise and capabilities.

We anticipate that the transaction will close in the first half of 2017, subject to approval by our stockholders and regulators.

In the meantime, it remains business as usual for us at EverBank as we continue to serve our clients. We’ll provide you regular updates on our progress, and you’ll be hearing soon from leaders at TIAA.

When the transaction with TIAA is complete, EverBank will again be part of a private company. We’re particularly happy to be joining an organization with a long and rich history of service to its members, a mission-focused culture and strong core values much like our own.

Together at EverBank we’ve built a world-class financial services company poised for an even brighter future. EverBank’s success is your accomplishment. Every associate of our company has played an important role making EverBank what it is today, and each of you should take great pride in the remarkable company you’ve helped build.

We thank you for all you do for EverBank each and every day, and we look forward to speaking with you in the coming weeks about this exciting and bold new chapter in our story.

Sincerely,

Rob Clements	Blake Wilson
Chairman and CEO	President and COO

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

TIAA ACQUISITION

EverBank External Communications

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

EVERBANK EMAIL ANNOUNCEMENT: EVERBANK NON-COMMERCIAL CLIENTS

EVERBANK AND TIAA TO BECOME ONE

Today, we are excited to announce that EverBank has entered into a formal agreement to be acquired by TIAA. This is a momentous day for our company, our clients and our associates, as we are uniting with one of the largest and most respected financial services companies in the country. We’re particularly proud to be joining a company of like values and one that is equally driven to reshape and redefine the financial services industry for the better.

First and foremost, this is about elevating your financial experience with us. This is clearly a very big moment in the evolution of our company and one that brings great anticipation and excitement for the future. We are confident in this decision for many different reasons, but most of all because we know that by joining TIAA we will be able to deliver to you an even broader array of best-in-class financial products and services.

As a Fortune 100 company with a near-century-long history in the financial services industry, TIAA has always held a very deep and genuine commitment to the financial goals and needs of their clients. Just as importantly for us and our decision to move forward with this transaction, TIAA is equally charged with making the world around us a better place to live by truly living the community, cultural and socially focused values upon which their company was built.

WHY THIS IS GOOD FOR ALL

Once the transaction is complete in mid-2017, there is no question that we will find ourselves in a position to help serve you even better. TIAA offers an expansive lineup of financial products and services that, when combined with what EverBank brings to the table, is certain to open up many new and exciting opportunities for current EverBank and TIAA clients alike. We also share in TIAA’s passion and commitment to bringing you new and innovative online and digital experiences designed to both improve and simplify your financial life.

LATEST NEWS AND UPDATES

In the coming weeks and months, as we move toward finalizing the transaction, we have created the EverBank-TIAA Transaction Information Room, which you may turn to at any time for the latest news and updates, including today’s TIAA press release and important FAQs we hope you find helpful. We suggest you visit and bookmark this page today.

As for now, nothing is changing in the way you bank, your product features and rates, or how you work with EverBank. You may continue to access your EverBank accounts and contact us as you always have. And as always, please call us at any time for the dedicated client service you deserve.

Lastly, please know just how much we value your commitment to EverBank. We truly wouldn’t be the company we are today without clients like you. So we thank you for your commitment to us, and we hope you share in our excitement for the promise of an even brighter future together.

Sincerely,

Robert Clements, Chairman & CEO

Blake Wilson, President & COO

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

EVERBANK EMAIL ANNOUNCEMENT: EVERBANK COMMERCIAL CLIENTS

EVERBANK AND TIAA TO BECOME ONE

Today, we are excited to announce that EverBank has entered into a formal agreement to be acquired by TIAA, a Fortune 100 company. This is a momentous day for our company, our partners, our clients and our associates, as we are uniting with one of the largest and most respected financial services companies in the country. We’re particularly proud to be joining a company of like values and one that is equally driven to reshape and redefine the financial services industry for the better.

First and foremost, this transaction is about the continued evolution and growth of our business relationship with you. We, along with TIAA, are exceptionally excited about what’s on the horizon, and especially as we prepare to come together as one to bring to your business new and even higher levels of expertise. The result will be a united front dedicated to providing you first-in-class solutions to many of today’s most pressing financial needs and goals. By joining forces with a financial services innovator such as TIAA, which currently serves over 16,000 institutional clients, you will quickly come to discover a broad and powerful set of business capabilities built for performance, ease of execution, and your success.

LATEST NEWS AND UPDATES

In the coming weeks and months, as we move toward finalizing the transaction, we have created the EverBank-TIAA Transaction Information Room, which you may turn to at any time for the latest news and updates, including today’s TIAA press release and important FAQs we hope you find informative. We suggest you visit and bookmark this page today.

As for now, nothing is changing in the way you work with EverBank. Your normal points of contact shall remain the same, and you can continue to expect the same high-level service you have come to expect from us. There will also be no change to your products, pricing or platforms.

Lastly, please know just how much we value your commitment to EverBank. We truly wouldn’t be the company we are today without clients like you. So we thank you for your commitment to us. It truly means the world to us, and we hope you share in our excitement for the promise of an even brighter future together.

Sincerely,

Robert Clements, Chairman & CEO

Blake Wilson, President & COO

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

EVERBANK EMAIL ANNOUNCEMENT: EVERBANK VENDOR PARTNERS

EVERBANK AND TIAA TO BECOME ONE

Today, we are excited to announce that EverBank has entered into a formal agreement to be acquired by TIAA. This is a momentous day for our company, as we are uniting with one of the largest and most respected financial services companies in the country. We’re particularly proud to be joining a company of like values and one that is equally driven to reshape and redefine the financial services industry for the better.

This is clearly a very big moment in the evolution of our company and one that brings great anticipation and excitement for the future. As a Fortune 100 company with a near-century-long history in the financial services industry, TIAA, like us, has always held a very deep and genuine commitment to the financial goals and needs of their clients and business partners.

We believe it will take several quarters to close the transaction as we pursue required approvals by our stockholders and regulators. For now, it continues to be business as usual at EverBank and you should not expect any changes in your relationship with us. We believe this move will make us even better positioned to navigate an evolving industry, ensuring continuity, continued innovation in products and services and the overall long-term stability of the business.

In the interim, we’d ask that ask that you reach out directly to Michael Webb in EverBank’s Enterprise Vendor Management Office (EVMO) at 1.904.623.2776 with any questions or concerns. To learn more details about today’s news, please feel free to visit our EverBank-TIAA Transaction Information Room.

Thank you again for being a valued part of our success through the years.

Sincerely,

Robert Clements, Chairman & CEO

Blake Wilson, President & COO

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

EVERBANK EMAIL ANNOUNCEMENT: CHARITABLE GROUPS

EVERBANK AND TIAA TO BECOME ONE

Today, we are excited to announce that EverBank has entered into a formal agreement to be acquired by TIAA. This is a momentous day for our company, as we are uniting with one of the largest and most respected financial services companies in the country. We’re particularly proud to be joining a company of like values and one that is equally driven to reshape and redefine the financial services industry for the better.

As a Fortune 100 company with a near-century-long history in the financial services industry, TIAA has always held a deep and genuine commitment to the financial goals and needs of their clients.

Just as important for us, TIAA is equally focused on making the world around us a better place by living the community, cultural and socially focused values upon which their company was built.

EverBank shares these values and we remain committed to supporting organizations focused on affordable housing, financial literacy, the development of youth and other important issues in our communities. As a result of this shared commitment, TIAA and EverBank have jointly agreed that all of EverBank’s 2016 charitable contribution commitments will be honored. In addition, as we work toward integrating our two companies in the months ahead, we will keep you informed of any changes to our 2017 charitable request and award processes that may impact your organization. In the meantime, if you would like to learn more about our announcement today, please feel free to visit our EverBank-TIAA Transaction Information Room.

Thank you for all that you do and for continuing to partner with us to support the communities where we work and live.

Sincerely,

Robert Clements, Chairman & CEO

Blake Wilson, President & COO

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

Additional Information

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger between EverBank Financial Corp and TIAA. In connection with the Merger, EverBank Financial Corp intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. INVESTORS AND STOCKHOLDERS OF EVERBANK FINANCIAL CORP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING EVERBANK FINANCIAL CORP’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the documents, when filed, free of charge at the SEC’s website https://www.sec.gov. Investors and stockholders may also obtain copies of documents filed by EverBank Financial Corp with the SEC by contacting EverBank Financial Corp at Investor Relations, EverBank Financial Corp, 501 Riverside Ave. 12th Floor, Jacksonville, FL 32202, by email at scott.verlander@everbank.com, or by visiting EverBank Financial Corp’s website http://about.everbank/investors/.

Participants in Solicitation

TIAA and EverBank Financial Corp and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of EverBank Financial Corp Common Stock in connection with the proposed Merger. Information about EverBank Financial Corp’s directors and executive officers is available in EverBank Financial Corp’s proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 6, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors and stockholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the proposed Merger between TIAA and EverBank Financial Corp, the anticipated timing of the transaction and the products and markets of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this communication, including, but not limited to: the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect EverBank Financial Corp’s business and the price of EverBank Financial Corp Common Stock; required governmental approvals of the Merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule, and materially burdensome or adverse regulatory conditions may be imposed in connection with any such governmental approvals; EverBank Financial Corp’s stockholders may fail to approve the Merger; the parties to the Merger Agreement may fail to satisfy other conditions to the completion of the Merger, or may not be able to meet expectations regarding the timing and completion of the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Merger on EverBank Financial Corp’s business relationships, operating results, and business generally; risks that the proposed Merger disrupts current plans and operations of EverBank Financial Corp and potential difficulties in EverBank Financial Corp employee retention as a result of the Merger; risks related to diverting management’s attention from EverBank Financial Corp’s ongoing business operations; the outcome of any legal proceedings that may be instituted against EverBank Financial Corp related to the Merger Agreement or the Merger; the amount of the costs, fees, expenses and other charges related to the Merger; the ability of TIAA to successfully integrate EverBank Financial Corp’s operations, product lines, and technology; the ability of TIAA to implement its plans, forecasts, and other expectations with respect to EverBank Financial Corp’s business after the completion of the proposed merger and realize additional opportunities for growth and innovation; the impact of changes in interest rates; and political instability. For additional factors that could materially affect our financial results and our business generally, please refer to EverBank Financial Corp’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Neither TIAA nor EverBank Financial Corp undertakes any obligation to revise these statements following the date of this communication, except as required by law.

©2016 EverBank. All Rights Reserved.	Last Modified DATE 8/7/16